EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2017 Results

MCLEAN, VA, August 8, 2017: Gladstone Land Corporation (NASDAQ: LAND) ("Gladstone Land" or the “Company”) today reported financial results for the second quarter ended June 30, 2017.
A reconciliation of funds from operations (“FFO”), Core FFO (“CFFO”), and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income, to which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income, FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, to which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s website at www.GladstoneLand.com.
Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2017	3/31/2017	($ / #)	(%)
Operating Data:
Total operating revenues	$5,996	$5,750	$246	4.3%
Total operating expenses, net of credits	(3,090)	(3,146)	56	(1.8)%
Other expenses, net	(2,651)	(2,431)	(220)	9.0%
Net income available to common stockholders and OP Unitholders	$255	$173	$82	47.4%
Plus: Real estate and intangible depreciation and amortization	1,599	1,472	127	8.6%
FFO available to common stockholders and OP Unitholders	$1,854	$1,645	$209	12.7%
Plus: Acquisition-related expenses	37	9	28	311.1%
Plus: Acquisition-related accounting fees	25	11	14	127.3%
CFFO available to common stockholders and OP Unitholders	$1,916	$1,665	$251	15.1%
Net rent adjustment(1)	(156)	(134)	(22)	16.4%
Plus: Amortization of deferred financing costs	120	116	4	3.4%
AFFO available to common stockholders and OP Unitholders	$1,880	$1,647	$233	14.1%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	11,850,624	10,395,736	1,454,888	14.0%
Weighted-average OP Units outstanding(2)	1,449,258	1,449,258	—	—%
Weighted-average total shares outstanding	13,299,882	11,844,994	1,454,888	12.3%

Diluted net income per weighted-average total share	$0.019	$0.015	$0.004	31.3%
Diluted FFO per weighted-average total share	$0.139	$0.139	$—	0.4%
Diluted CFFO per weighted-average total share	$0.144	$0.141	$0.003	2.5%
Diluted AFFO per weighted-average total share	$0.141	$0.139	$0.002	1.7%
Cash distributions declared per total share	$0.131	$0.129	$0.002	1.2%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$408,660	$378,857	$29,803	7.9%
Total assets	$417,020	$386,982	$30,038	7.8%
Total indebtedness(4)	$302,442	$271,178	$31,264	11.5%
Total equity	$104,476	$105,947	$(1,471)	(1.4)%
Total common shares + OP Units outstanding(2)	13,299,882	13,299,882	—	—%

Other Data:
Cash flows from operations	$1,933	$2,746	$(813)	(29.6)%
Farms owned	65	59	6	10.2%
Acres owned	57,930	54,340	3,590	6.6%
Occupancy rate	100.0%	100.0%	—	—%
Farmland portfolio value	$492,972	$460,621	$32,351	7.0%
Net asset value per share	$14.46	$14.47	$(0.01)	(0.1)%

(1)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(2)	There were 1,449,258 OP Units held by non-controlling limited partners as of each of June 30, 2017, and March 31, 2017.

(3)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(4)	Includes the principal balances outstanding of all indebtedness, including our lines of credit, mortgage notes and bonds payable, and our Term Preferred Stock.

Highlights for the Quarter:

*
Property Acquisitions:  Acquired 6 new farms, consisting of 3,590 total acres across 2 states, for approximately $29.7 million (including 2 farms consisting of 1,368 total acres acquired through a leasehold interest, with the State of Arizona as the lessor). On a weighted-average basis, these farms were acquired at an initial, net capitalization rate of 5.3%, with provisions within certain of the leases (e.g., revenue-sharing payments and annual rent escalations) expected to drive rents higher in future years.

*
Leasing Activities: Extended or renewed leases on seven different farms that were expiring in either 2017 or 2018. In total, these leases were renewed for additional terms ranging between one and five years and for total annualized rents of approximately $1.1 million, representing a slight decrease of approximately $4,000 (approximately 0.3%) from that of the prior leases. No downtime, leasing commissions, or tenant improvements, were incurred in connection with any of these renewals.

*
Financing Activities: Obtained an aggregate of $16.6 million of new, long-term borrowings from new and existing lenders at an expected weighted-average effective interest rate of 3.80%. On a weighted-average basis, these rates are fixed for the next 7-plus years.

*
Increased and Paid Distributions: Increased our distribution run rate by 1.2% and paid monthly cash distributions of 0.0435 per share of common stock (including OP Units held outside of the Company) for each of April, May, and June 2017.

Q2 2017 Results:  Net income for the quarter was approximately $255,000, or $0.02 per share, compared to approximately $173,000, or $0.01 per share, in the prior quarter.  AFFO for the quarter was approximately $1.9 million, or $0.14 per share, and increased by 14.1% from the prior quarter, primarily due to additional rental income recorded as a result of our recent acquisitions. AFFO per share increased by 1.7% from the prior quarter but was impacted by the three-month lag between the completion of an equity offering in March 2017 (the "March 2017 Offering") and the reinvestment of those proceeds into new acquisitions in June 2017. Our core operating expenses (which we define as our total operating expenses, less depreciation and amortization expense, acquisition-related expenses, any fee credits, and certain other one-time expenses) decreased by approximately $211,000, driven primarily by decreases in inter-company fees. The aggregate amount of fees paid to our adviser and administrator decreased by approximately $146,000, the majority of which was due to a lower performance-based incentive fee earned by our adviser during the current quarter (caused by a higher hurdle during the current quarter due to the March 2017 Offering), partially offset by a higher management fee incurred in the current quarter (primarily due to an amendment to the agreement with our adviser that brought the non-controlling interests in our operating partnership into the base on which the management fee is calculated). Excluding fees paid to our adviser and administrator, our core operating expenses decreased by approximately $59,000, primarily due to the write-off during the prior quarter of certain unallocated costs related to a registration statement we filed in 2014 that expired during the prior quarter. Our NAV per share remained relatively flat, decreasing by $0.01 from the prior quarter to $14.46 at June 30, 2017, as the increase caused by the net appreciation in value of our farmland portfolio was offset by capital improvements made on certain existing properties during the quarter (the full costs of which have not yet been considered in the determination of the respective properties' estimated fair values) and by an increase in the fair value of our long-term, fixed rate borrowings.
Subsequent to June 30, 2017:

*
Property Acquisition:  Acquired four contiguous farms totaling 847 gross acres in Fresno County, California, for approximately $13.6 million. The farms were acquired at an initial net capitalization rate of 5.0% but is expected to yield between 7.0% and 11.0% when including the revenue-sharing component of the lease.

*
Leasing Activities: Renewed the lease on one of our farms that was originally subject to a lease scheduled to expire during the second half of 2017. The new lease is for an additional period of three years and provides for annualized cash rents of approximately $0.8 million, representing an increase of approximately $25,000 (approximately 3.4%) from that of the prior lease. No downtime, leasing commissions, or tenant improvements, were incurred in connection with this renewal.

*
Financing Activities: Obtained an aggregate of approximately $13.6 million of new, long-term borrowings from existing lenders at an expected weighted-average effective interest rate of 3.64%. On a weighted-average basis, these rates are fixed for the next 6-plus years.

*	Equity Activity: Issued 161,133 shares of common stock at an average sales price of $11.90 per share under our ATM Program for gross and net proceeds of approximately 1.9 million.

*
Increased Distributions:  Increased our distribution run rate by 1.1%, declaring monthly cash distributions of $0.044 per share of common stock (including OP Units held outside of the Company) for each of July, August, and September 2017, payable per the table below.  This marks our seventh distribution increase over the past 31 months, during which time we’ve increased the distribution run rate by a total of 46.7%.

Record Date	Payment Date	Distribution per Common Share	Dividend per share of Term Preferred Stock
July 21, 2017	July 31, 2017	$0.044	$0.1328125
August 21, 2017	August 31, 2017	0.044	0.1328125
September 20, 2017(1)	September 29, 2017	0.044	0.1328125
Total for the Quarter:		$0.132	$0.3984375

(1)
Previously, on July 11, 2017, the Company announced an ex-dividend date of September 18, 2017 for the September 2017 distribution and dividend. As an update to the Company's previous announcement, the Company notes that the ex-dividend date for the September 2017 distribution and dividend is September 19, 2017.

Comments from David Gladstone, President and CEO of the Gladstone Land:  “2017 is shaping up to be a strong year for us, as we've already added $97 million of new farms to our holdings, and we have several more farms in our backlog that we hope to acquire over the next few months. Our team continues to be successful at finding high-quality farms that are expected to produce steady income that will be used to pay distributions to our shareholders. We recently increased our distributions for the third time this year, and we hope to be able to continue this trend. And our AFFO has fully covered our distributions for seven consecutive quarters now. Please dial in and listen to our quarterly conference call tomorrow morning for more information on the quarter."
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, August 9, 2017, at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through September 9, 2017.  To hear the replay, please dial (855) 859-2056, and use playback conference number 54433981.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will be archived and available for replay on the Company’s website through October 9, 2017.
About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company reports the current fair value of its farmland on a quarterly basis; as of June 30, 2017, the estimated net asset value of the Company was $14.46 per share.  Gladstone Land currently owns 69 farms, comprised of 58,777 acres in 8 different states across the U.S., valued at approximately $507 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 54 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.044 per month, or $0.528 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.

•	Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.

•	Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.
For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$104,476
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(408,660)
Plus: estimated fair value of real estate holdings(2)	492,972
Net fair value adjustment for real estate holdings		84,312
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	267,392
Less: fair value of aggregate long-term indebtedness(3)(4)	(263,870)
Net fair value adjustment for long-term indebtedness		3,522
Estimated NAV		$192,310

Total shares outstanding(5)		13,299,882

Estimated NAV per share		$14.46

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Term Preferred Stock.

(4)	Long-term mortgage notes and bonds payable were valued using a discounted cash flow model. The Term Preferred Stock was valued based on its closing stock price as of June 30, 2017.

(5)	Includes 11,850,624 shares of common stock and 1,449,258 OP Units held by non-controlling limited partners (representing 10.9% of all OP Units issued and outstanding as of June 30, 2017).
Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017, and its Form 10-Q for the three months ended June 30, 2017, as filed with the SEC on August 8, 2017.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893